Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

New Source Energy Partners L.P.

Oklahoma City, Oklahoma

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated October 17, 2012, relating to (i) the carve-out financial statements of the Properties to be Contributed to New Source Energy Partners L.P. and (ii) the balance sheet of New Source Energy Partners L.P. as of October 2, 2012 (date of inception), which are both contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, TX

January 25, 2013